Exhibit 16.1

Crowe LLP
Independent Member Crowe Global

August 28, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section entitled “Changes in Accountants” in the Registration Statement on Form S-1 of GoodRx Holdings, Inc. (the “Company”) and agree with paragraphs 1, 2, 3 and 4.

With respect to paragraph 6, we are not in a position to agree or disagree with the Company’s statement regarding the engagement of PricewaterhouseCoopers LLP. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Crowe LLP

Crowe LLP